EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Woodmark Corporation:

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the American Woodmark Corporation 2006 Non-Employee Directors Equity Ownership Plan and the American Woodmark Corporation 2005 Non-Employee Director Stock Option Plan of our reports dated June 12, 2006, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the 2006 Annual Report on Form 10-K of American Woodmark Corporation.

/s/ KPMG LLP

Roanoke, Virginia
August 24, 2006